                                                                  EXHIBIT 99




NEWS RELEASE
Lebanon, Missouri
May 17, 1995


EMPIRE GAS CORPORATION
Announces Agreement to Acquire An Equity Interest In
SYNERGY GROUP INCORPORATED

Empire Gas Corporation, the nation's 11th largest retail propane distributor based in Lebanon, Missouri and Northwestern Service Company (NPS-NYSE) a Huron, South Dakota utility company, through its Northwestern Growth Corporation (NGC) subsidiary announced today their agreement to purchase Synergy Group Incorporated, the nation's sixth largest retail propane distributor.

Empire and NGC have established a joint venture company to acquire and own the stock and assets of Synergy. This transaction provides Empire with the opportunity to own up to 30% of the joint venture entity. In addition, Empire will manage the operations for a fee pursuant to the terms of a Management Agreement. Merle D. Lewis, Director and Chief Executive Officer of NWPS will serve as Chairman of the Board and Paul S. Lindsey, Jr., Chairman and Chief Executive Officer of Empire will serve as President and Chief Executive Officer.

Empire implemented an aggressive growth strategy after its reorganization in June 1994 at which time Paul S. Lindsey, Jr., then Vice Chairman of the Board and Chief Operating Officer, assumed responsibilities of Chief Executive Officer and Chairman of the Board and became the majority shareholder of the company. Prior to the Synergy transaction and since 1994, Empire has invested in seven new start up locations and acquired over 13 million gallons of new business, including the acquisition of approximately 9.5 million gallons of business from Public Service of North Carolina at the time of the reorganization.

Regarding the transaction, Lindsey said, "It has been a major goal since current management acquired ownership and control of Empire Gas a year ago to increase the company's position in the propane industry. The Synergy acquisition and the partnership bring new opportunities to both Northwestern and Empire which we believe enhances the value of both companies and further demonstrates Empire's dedication to achieving the Company's long range business plans."

Regarding the strategic relationship with Empire, Lewis said, "We are extremely pleased with the strategic affiliation we have structured with Empire. This affiliation represents the alignment of our propane acquisition strategy with one of the top operators in the propane distribution industry. Northwestern has had a long tradition of entering into such strategic affiliations where they add value to our business strategies."

Synergy Group Inc., a privately owned corporation headquartered in Farmingdale, NY is a retail marketer and distributor of propane and other fuels through 152 retail branches serving approximately 200,000 customers in 23 states, primarily in the Northeast, Mid-Atlantic, Southeast and South Central regions of the United States.

Northwestern Public Service Company, a progressive, investor-owned company provides electricity and natural gas service to over 100,000 customers across a 15,000 square mile area of eastern South Dakota and Central Nebraska. NWPS has, through its Northwestern Growth subsidiary been actively seeking an entry into the propane industry. The current transaction will serve as a vehicle for possible future joint ventures between Empire and NWPS.


            For Additional Information, please contact:
              Valeria Schall, Empire Gas Corporation
                          417-532-3101